Press Release #201316	FOR IMMEDIATE RELEASE	November 18, 2013

Enertopia Signs IR Firm for Medical Marijuana Market Awareness

Vancouver, BC—Enertopia Corporation (TOP) (the "Company" or "Enertopia") announces it has engaged Coal Harbor Communications Inc. in showcasing the Canadian Medical Marijuana opportunity to the investing community.

The Company issued 200,000 shares of restricted stock to Coal Harbor Communications Inc. and will pay a monthly fee of $5,000 per month after the first two months on a month to month basis. We are pleased to have brought on Coal Harbor Communications to work with the Company to get our Medical Marijuana business opportunity out to the market place.

“I have been inundated with calls from excited shareholders, prospective new shareholders and producers alike about this rapidly growing business opportunity.” Stated President, Robert McAllister

Also, on November 18, 2013, Enertopia has granted 25,000 stock options to a consultant as per the 2011 equity compensation plan. The exercise price of the options is US$0.09 vested immediately expiring on November 18, 2018.

The securities issued will be subject to a hold period in Canada of four months and one day, or for any resales into the USA under Rule 144, six months and one day. The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. There can be no guarantee that Coal Harbor Communications Inc. will have a material impact or result in new projects or partnerships being concluded in the medical marijuana sector and that adequate capital will be sourced to conclude the proposed transactions, now and into the future and any of the proposed projects provides will have any material effect on the Company.